UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2010

GENEREX BIOTECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-29169	98-0178636
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

33 Harbour Square, Suite 202, Toronto, Ontario Canada	M5J 2G2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 364-2551

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement.

On June 18, 2010, Generex Biotechnology Corporation (the “Company”) exercised its right to terminate that certain Common Stock Purchase Agreement (the “Agreement”) entered into by and between the Company and Seaside 88, LP on April 7, 2010, as amended on April 28, 2010.  The Agreement is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”)on April 8, 2010, and the amendment is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2010.  The Agreement related to the Company’s offering and sale of up to 49,455,130 shares of the Company’s common stock.  The Agreement required the Company to issue and sell, and Seaside to purchase, up to 2,000,000 shares of common stock once every two weeks (except the number of shares sold in the last closing would not exceed 1,455,130), subject to the satisfaction of customary closing conditions and certain exceptions, beginning on April 8, 2010 and ending on or about the date that is forty eight (48) weeks subsequent to thereto.  The Agreement further provided that the Company would not issue and sell more than 49,455,130 shares of common stock, without first obtaining stockholder approval.

The Company terminated the Agreement because it believes that the financing terms as contemplated by the Purchase Agreement are not in the best interest of the Company at the current time.  The Company has not incurred any early termination penalties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENEREX BIOTECHNOLOGY CORPORATION.

Date: June 21, 2010	/s/ Rose C. Perri
Chief Operating Officer and Chief Financial Officer (principal financial officer)